ARIZONA PUBLIC SERVICE COMPANY, INC.
                           DOCKET NO. E-01345A-98-0473
                           DOCKET NO. E-01345A-97-773
                          DOCKET NO. RE-00000C-94-0165

                              SETTLEMENT AGREEMENT
                              --------------------


         The undersigned parties stipulate and agree to the following settlement provisions in connection with the following applications submitted to the Arizona Corporation Commission ("Commission") by Arizona Public Service Company, Inc. ("APS" or "Company"): Docket No. E-01345A-98-0473 and Docket No. E-01345-97-773.

         In addition, this Settlement Agreement ("Agreement") settles all issues arising from or related to the Commission's Electric Competition Rules as set forth in Decision Nos. 59943, 60977 and 61071.

         STATEMENT OF INTENTION.

         The purpose of this Agreement is to resolve contested matters in a manner consistent with the public interest. The contested matters were generated, in large measure, as a result of the Commission's Retail Electric Competition Rules and APS' regulatory filings made in response thereto. The parties recognize that the electric utility industry is undergoing a transition to competition, which is scheduled to begin on January 1, 1999.

         It is the intention of the parties, APS and Commission Staff ("Staff"), through this Agreement, to provide resolution of the contested matters regarding APS' unbundled tariffs, APS' requested stranded cost recovery, and certain outstanding matters related to the Commission's Retail Electric Competition Rules. This settlement is intended to be comprehensive, fair to APS, its shareholders and customers and will serve to make an efficient and cost effective transition to a new era of customer choice in a competitive market structure. Therefore, the parties believe that this settlement is in the public interest.

         The parties also agree that in exchange for APS divesting its Transmission Assets, as defined below, APS shall fully recover its stranded costs, as described herein. Under this Agreement, the basis for APS' opportunity to recover its stranded cost is the divestiture of APS' Transmission Assets including 345 kV and above. The failure of APS to divest of its Transmission
Assets as provided herein will eliminate APS' opportunity to recover its stranded costs in the manner provided by this Agreement. Instead, the Commission may award transition revenues to APS in order to maintain its financial viability. For purposes of this Agreement, the term "divestiture" under the Commission's rules includes APS' divestiture of Transmission Assets as agreed to herein. Staff believes that APS' divestiture of these Transmission Assets limits the potential for APS to exercise vertical market power and as such constitutes a change in market structure in the transition to competition.

I.       CONTINGENCY OF AGREEMENT.

         This Agreement is contingent upon Commission approval of the Agreement in its entirety and without modification pursuant to a final and non-appealable order.

II.      UNBUNDLED RATES.

         The Company's unbundled rates and charges will reflect (1) the embedded cost of service for all functions as approved by the Commission, (2) the 1.1 percent rate reduction approved by the Commission in Decision No. 61103 (August 28, 1998) and (3) separately identify distribution, transmission, metering, billing and system benefits and the remaining generation service, which shall consist of a Competition Transition Charge, ("CTC") a nonbypassable charge for Regulatory Assets, and a Market Generation Credit ("MGC"). Current recovery levels of Regulatory Assets will continue until all Regulatory Assets are recovered, at which point APS will, without further Commission action, adjust its prices to remove any charges for Regulatory Asset recovery, unless APS demonstrates and the Commission finds that APS has experienced offsetting increased revenue requirements attributable to Commission-regulated APS electric services.

         The quarterly Market Generation CreditS (MGC) shall be calculated for peak and off-peak hours for the next twelve months based on the Palo Verde Nymex futures price, plus 3 mills, and brought to the retail delivery level by multiplying by 1 plus the appropriate line loss. The peak and off peak prices shall be determined by shaping the Palo Verde Nymex futures price by actual hourly prices from the California spot price index. The adder will be adjusted for each class for differences between the class load factor and the system average load factor before being included in the MGC. The basic 3 mill adder shall remain in effect unchanged unless 25% of the load eligible for competition has not selected an alternative supplier by December 31, 2000, in which case the adder will be increased to 3.5 mills. By September 1, 2002, Staff and APS shall present to the Commission their recommendations regarding the appropriate Market Generation Credit for the period from January 1, 2003 until the CTC collection ends. At this same time, Staff and APS shall also present recommendations regarding the longer-term provision of Provider of Last Resort service. The monthly competitive transition charges shall be the residual after subtracting distribution, transmission, metering, billing, system benefits, the regulatory asset charge and the retail MGCs from the bundled tariff. The computation of the MGC and the CTC charge will be described in Exhibit A to this Agreement.

         In addition, APS may file by September 1, 1999 an overall Company "revenue neutral" rate case to realign standard offer and unbundled rates in accordance with appropriate cost allocation and rate design principles. The Commission shall take such action as is necessary to rule on the Company's filing that redesigned, overall Company revenue neutral, rates will be effective as of January 1, 2001. This rate application will not change the Company's currently authorized cost of capital or request an overall revenue increase.

         There may be a mismatch between the projected MGC and the MGC that would have resulted from the forward price at the close of each month for the following month. The

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
difference between these two forward prices for the same month multiplied by the competitive sales in a month shall be interpreted as an over or undercollection of stranded costs. Monthly under and overcollections shall be accumulated with a reasonable carrying charge. If the accumulated undercollection reaches $5 million, the Company may increase the generation component of all rates by a factor that would collect these dollars within one year.. At the end of the fixed rate period (end of 2002) or upon the cessation of the regulatory asset charge, if this occurs earlier, the Company shall increase or decrease generation rate charges to collect or return this amount during the remaining CTC period.

III.     RECOVERY OF REGULATORY ASSETS.

         APS will be allowed 100 percent recovery of regulatory assets in accordance with Section II. These will be identified separately in the unbundled tariffs.

IV.      TRANSITION REVENUES/STRANDED COSTS

         APS and Tucson Electric Power Company ("TEP") have executed the memorandum of understanding ("MOU"), attached hereto as Exhibit B, for the exchange of certain APS transmission assets, consisting of its 345 kV and 500kV facilities ("Transmission Assets"), for TEP's interests in the Four Corners Generating Plant and Navajo Generating Plant. The MOU commits both parties to negotiate in good faith to reach a definitive agreement on the exchange of assets. This MOU also outlines the structure of the transaction, describes the assets to be included in the exchange, establishes the Parties' good faith estimate of asset values, establishes a transmission pricing structure and lists the conditions to closing the transaction. These closing conditions include (1) securing independent appraisals and fairness opinions, and (2) obtaining all necessary consents and approvals from regulatory agencies and third parties in a form and substance satisfactory to both parties. This MOU is supported in its entirety by Commission Staff and approval of this Settlement Agreement by the Commission shall be deemed to constitute all requisite approvals necessary to consummate the transaction described in the MOU.

         In the event that APS divests its transmission assets according to the MOU, APS will be allowed recovery of transition revenues through a CTC according to Section II of this Agreement until December 31, 2004. As part of this Agreement, the Commission will not alter the transition revenue amounts before December 31, 2004 unless the Commission finds that APS or its competitive affiliate has significant market power and has manipulated the market price for power in the region. This exceptions will allow the Commission to adjust, terminate or declare interim and subject to refund the transition revenue amount reflected in the CTC.

         In the event that APS does not divest its transmission assets according to the MOU, except to the extent that any joint owner of any such assets exercises a right of first refusal, APS will not be allowed recovery of stranded costs through a CTC but rather interim transition

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
revenues will be implemented as identified in this Agreement. APS may file an application with the Commission to recover transition revenues based on its financial viability and actual load lost to unaffiliated electric service providers. It is anticipated that divestiture would occur in a transaction closing no later than December 31, 2000.

V.       DIVESTITURE.

         Staff believes that achieving the following three objectives will limit the ability of APS to exercise vertical market power and will assist in achieving competition:

(1) all network customers in an access area (or zone) should pay the same rate for transmission service.

(2) all customers should have access to any generation within the region at no additional cost; and

(3) transmission constraints and/or the allocation of Available Transmission Capacity ("ATC") should not be allowed to unduly frustrate competition.

         These objectives can be met using either a region-wide "postage stamp" approach or a properly implemented "license plate" approach. If a "license plate" approach is to be used, it needs to be "all inclusive", i.e., all intra-regional transmission costs currently being paid by network customers within each access area need to be absorbed by the access area provider and reflected in the "license plate" rate. Under any pricing approach, congestion management and ATC determination will be crucial to a successful implementation. The following principles will apply :


<-   Subject to rights of first  refusal which may be exercised by joint owners,
     APS shall transfer to TEP's affiliate ("Transco") all transmission facilities owned by APS at a voltage level of 345 kV and above. This is required for all components of the transmission system that may be subject to Committed Uses or constraints which, in turn, may be used to promote Vertical Market Power.

<-   APS shall file an application  with FERC to place all facilities  below the voltage level of 345 kV (which APS asserts serve a distribution function) under the jurisdiction of the ACC, with appropriate provisions for wholesale customers subject to FERC's jurisdiction.

<-   APS  will  work  with  the   Transco  to  file   comparable   network   and
     point-to-point tariffs, providing transmission service on a "license plate" basis over the combined APS/TEP service areas, and including adjacent systems as appropriate when the Independent Scheduling Administrator ("ISA") and/or Independent System Operator ("ISO") is implemented.

<-   APS will work with TEP to pursue the "license plate" approach and requisite filings even if the current ISA implementation plan fails to materialize or receive FERC approval as currently proposed.

<-   APS will  work with TEP to  ensure  that all  Committed  Uses  under  their control will be used for all customers within their respective access areas on a non-discriminatory basis:

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
<-   APS will provide Staff with a  comprehensive  definition and explanation of all Committed Uses supported by APS (existing or contemplated).

     > If FERC rejects or otherwise orders APS to modify its commitments, APS will comply accordingly and will not seek to relieve itself of the obligations accepted herein.

     > APS will work with TEP to ensure that any and all Committed Uses are applied in a consistent manner for all transmission facilities so that no generation resources are given a competitive advantage by virtue of contractual constraints or protocols (as contemplated in the ISA filing) designed to limit ATC.

     > APS will pursue in good faith any mitigation measures (Re: The "license plate" approach) that are necessary for a full region-wide Desert Star (or other ISO) implementation without "pancaked" rates.

<-   APS shall on a regular basis, but not less than quarterly,  provide Staff a written report and briefing on the activities described in this section. APS' failure to comply with the provisions of this section, other than the transfer of APS' transmission facilities as described herein, shall not, by itself, provide a basis for the Commission to modify any provision of this Agreement or of the order approving this Agreement, dealing with cost recovery.

VI.      FERC TRANSMISSION ISSUES

         APS and TEP will develop and present to FERC a transmission pricing structure for the use of such assets that will not increase rates to customers in APS or TEP's current service territories. APS will enter into a Service Agreement with TEP relating to APS' use of the Transmission Assets under an Open Access Transmission Tariff ("OATT") accepted by FERC. The OATT shall have zonal rates developed for the use of the transmission facilities pursuant to which the transmission rates for any transmission user in either APS' or TEP's current service territory, including APS' merchant group, shall not be adversely affected by the transfer of the Transmission Assets. Where APS transmission users are receiving service under a single agreement for both the Transmission Assets and the lower voltage transmission assets to be retained by APS, the Parties will agree to bifurcate those obligations in a manner that will not result in any cost shifting or increase in transmission costs to such users or APS. The Commission shall support the APS and TEP FERC filings to effectuate the transmission pricing principles described in this paragraph.

VII.     RATE REDUCTIONS.

         The existing Second Restated and Amended Rate Reduction Agreement, ("1996 Agreement"), as reflected in Decision No. 59601, will be extended until December 31, 2002, subject to the following revisions. In addition to the revisions listed below, the provisions of the 1996 Agreement that are or will be moot, extended with modifications or extended without

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
modifications, are identified in Exhibit C hereto. Rate reductions for the years 1999 through 2002 will be:

     For usage on and after July 1, 1999, 1.0% or the APS formula contained in the existing Second Restated and Amended Rate Reduction Agreement, as reflected in Decision No. 59601, using 1998 calendar year, whichever is greater, to be applied to both Standard Offer and unbundled rates;

     For usage on and after July 1, 2000, 1.0% or the APS formula using 1999 calendar year, whichever is greater, to be applied to both Standard Offer and unbundled rates;

     For usage on and after July 1, 2001, 1.0% or the APS formula using 2000 calendar year, whichever is greater, to be applied to Standard Offer rates for residential customers only;

     For usage on and after July 1, 2002, 1.0% or the APS formula using 2001 calendar year, whichever is greater, to be applied to Standard Offer rates for residential customers only.

         The impact of each year's rate reduction should be implemented through reductions to generation rates that result in equal percentage reductions to each class (including competitive customers).

         Costs of complying with the Electric Competition Rules, system benefits costs, and solar power costs in excess of levels included in current rates, may be deferred subject to the limitations set forth below. Notwithstanding the rate reduction provisions stated above, the Company's share of any property tax expense decreases shall be used to offset other expense deferrals referred to in this section. In any year that the APS formula is used to calculate the rate reductions, ratepayer's 55% share above the stated, minimum 1% rate reduction, would first be used to reduce amounts otherwise deferrable. APS will be allowed full recovery of any remaining deferrable costs beginning January 1, 2003. APS agrees to make an annual reporting of its level of deferred expenses to be included in its rate reduction filings.

         APS agrees to meet the  requirements of the Solar  Portfolio  Standard,
Section 1609 of the rules, as amended in August 1998. APS agrees to support the continuation of the Solar Portfolio Standard in future Commission proceedings. APS agrees to continue the programs included in the System Benefits Charge at a level equal to or greater than the level at which APS was funding those programs in 1997.

         As applied to APS (as a utility distribution company), the solar portfolio standard ("SPS") established by the Commission for distribution companies in A.A.C. R14-2-1609(C), as amended in August, 1998, will be met by APS purchasing all the necessary solar power through an RFP process and recovering the associated costs through a "green" solar rate to market such solar power to its Standard Offer customers at a price designed to recover such costs (but, in the event revenue from such rate plus any additional revenue received from the sale of solar power to any other entities is not sufficient to fully recover such costs, any deficiency shall be deferred for recovery [including a reasonable return] as discussed above. The RFP process and cost recovery mechanism will be subject to (1) approval of the RFP by the Director of the Utilities Division by July 1, 1999, and (2) joint approval by APS and the Director of the Utilities Division of a successful, qualified responsive bid to such RFP.

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
VIII.    SEPARATION OF MONOPOLY AND COMPETITIVE SERVICES

         APS will transfer its generation services and competition assets at book value into a separate corporate affiliate no later than December 31, 2002. APS is also granted a waiver from compliance with the provisions of A.A.C. R14-2-1606(B) until December 31, 2002. Approval of this Agreement by the Commission shall be deemed to constitute all requisite Commission approvals for
(1) the creation of a new corporate affiliate and the transfer thereto of APS' generation services and competitive assets at book value; and (2) the full and timely recovery through the mechanism referred to in Section VII above for the reasonable and prudent costs of such action. Such transfers may require various regulatory and third party approvals, consents or waivers from entities not subject to APS' control, including the FERC and the NRC. No party to this Settlement Agreement nor the Commission will oppose, or support opposition to, APS requests to obtain such approvals, consents or waivers.

         By December 15, 1998, the Company will provide the ACC Staff with a detailed description of the process and the time necessary for a transfer of its generation and competitive service assets into a separate corporate affiliate. The Company shall also specify the nature and magnitude of any associated transaction costs that APS will request be recovered in rates.

         By November 15, 1998, the Company will establish a separate energy services corporate affiliate (approval of which shall be deemed given by Commission approval of this Agreement) and will apply for a competitive CC&N to provide such competitive retail generation and other competitive services as it intends to offer. No later than November 30, 1998, the Company will file in the competitive CC&N docket a code of conduct that will address any and all concerns regarding the separation of monopoly and competitive services that arise from forming and operating a competitive affiliate while retaining generation assets until December 31, 2002. Staff will recommend to the Commission, by December 1, 1998, that it grant such application, subject only to such conditions as are reasonably imposed on other Energy Service Providers, unless specific circumstances warrant additional conditions.

IX.      INDEPENDENT SCHEDULING ADMINISTRATOR/INDEPENDENT SYSTEM OPERATOR.

         The Company shall commit to having an independent scheduling administrator ("ISA") in place and operational by April 1, 1999, and commit to facilitating the development of an independent system operator ("ISO") for Arizona by December 31, 2000. APS shall , on a regular basis, but not less than quarterly, provide Staff a written report and briefing on the status of the ISA and ISO. In the event APS does not have an independent scheduling administrator in place by December 31, 1998 or, an independent system operator by December 31, 2002, the Commission shall examine the reason(s) for the failure and the efforts expended by APS in compliance with this Section. APS' failure to comply with the provisions of this section shall not, by itself, provide a basis for the Commission to modify any provision of this Agreement or of the order approving this Agreement, dealing with cost recovery The ISA/ISO also calculates available transmission capacity and implements protocols for system transfer capabilities, committed uses of the transmission system, must-run generating units (as

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
determined by the Commission) and provides dispute resolution such that market participants can expeditiously resolve dispute claims. If an Arizona only ISO is established, it is anticipated that it would join a regional ISO when one is established.

XI.      SECTION 40-252 - CERTIFICATE OF CONVENIENCE AND NECESSITY

         APS agrees to modify its Certificate(s) of Convenience and Necessity to permit competition pursuant to A.A.C. R14-2-1600, et seq., as amended in August 1998. The order adopting this Settlement Agreement shall constitute the necessary Commission Order modifying APS' CC&Ns to permit competition.

XII.     RESOLUTION OF LITIGATION.

         Upon issuance by the Commission of a final, non-appealable order approving this Agreement, APS shall move to dismiss with prejudice all pending litigation brought by APS against the Commission. As mutually agreed, APS will actively support the Commission's position and assist the Commission in any remaining litigation regarding the Commission's Electric Competition Rules or related matters.

XIII.    MUST RUN ASSETS.

         To the extent such contracts are not subject to FERC jurisdiction, contracts regarding the sale of output from must run generation units shall be reviewed and approved by the Commission.

XIV.     WAIVERS.

         APS has requested waiver of certain Affiliated Interest Rules. Staff concurs with APS' requests for waivers of certain Affiliated Interest Rules, and agrees that the Commission's approval of this Agreement will constitute the Commission's granting of the waivers, under the following conditions and limitations:-

R14-2-801(5)

     APS has requested a waiver of the definition of "reorganization" to exclude corporate reorganizations that do not involve a reconfiguration of the utility distribution company ("UDC") in the holding company structure. Under the waiver proposed by APS, the holding company would be free to reorganize, buy or sell non-regulated affiliates without Commission approval. Staff agrees that R14-2-801(5) is waived as applied to APS' non-regulated affiliates to the extent that the UDC is not implicated in any reorganization of the holding company's structure or the non-regulated affiliates' structure. In any reorganization where the UDC is implicated in any manner as to reconfiguration of the holding company's structure or an affiliates' reconfiguration, or if the UDC forms, divests

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
     or reconfigures any of its subsidiaries, Rule R14-2-801(5) is not waived and is applicable to APS (UDC).

R14-2-804(A)

     APS has requested a waiver of the rule that requires any affiliate that transacts business with the UDC to open its books and records to Commission review. Staff agrees that R14-2-804(A) may be waived as long as the non-regulated affiliate's books and records reflect transactions with the UDC and are included in the Code of Conduct required by the Electric Competition Rules. By this waiver, the Commission still retains jurisdiction to review and have access to the books and records of affiliates of the UDC for whatever purposes the Commission deems appropriate if the Commission's rate setting jurisdiction is implicated.

R14-2-805(A)

     APS has requested waiver of the rule that requires a holding company to file an annual report with respect to diversification plans and the activities of unregulated subsidiaries. The affect of the waiver requested by APS would be to limit the annual filing requirement to the UDC only. Staff agrees that the annual filing under the rule can be limited to the UDC unless the holding company or subsidiary's activities implicate the UDC, and have a likely material adverse affect upon the UDC's financial viability and integrity.

R14-2-805(A)(2)

     This Rule requires a specific description of business activities of all affiliates to be filed with the Commission on an annual basis. APS wishes to have a waiver of the Rule and limit disclosure to the nature of the business rather than specific activities. Staff agrees this Rule may be waived to the extent indicated by APS.

R14-2-805(A)(6)

     APS seeks a waiver of the disclosure requirement in the annual filing for bases for allocation of all plant revenue expenses to all regulated and unregulated entities in the holding company structure. APS' request limits disclosure to allocations applicable to the UDC. Staff agrees with this waiver to disclosure but reserves the Commission's jurisdiction to receive disclosure of the bases for allocation if necessary in the Commission's determinations in any matter, including but not limited to rate setting matters.

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
R14-2-805(A)(9), (10) and (11)

     APS seeks a waiver of the annual submission of contracts and agreements for transactions between the regulated utility and nonregulated affiliate. Staff agrees to the waiver of this requirement as requested by APS as to the contracts and agreements which are not covered by the Code of Conduct required by the Retail Competition Rules or not subject to FERC approval. However, the Commission reserves the jurisdiction to receive the information that would have been submitted under the rule, if the Commission deems necessary for any purpose including, but not limited to rate setting matters.

XVI.     IMPLEMENTATION OF RETAIL ACCESS.

         Direct access to electric generation suppliers will be phased in for all customers in APS' territory in accordance with A.A.C. R14-2-1604. APS shall determine residential customers eligible for retail access pursuant to the plan filed by APS with the Commission on September 15, 1998. For customers that are 20 kW or smaller at each premise, load profiling will be allowed.


XVII.    CLARIFICATION OF SERVICES THAT MUST AND CAN BE OFFERED BY APS

         Staff will support amending A.A.C. R14-2-1616.B, as provided in Exhibit D hereto.

XVIII.   CONSIDERATION FOR AGREEMENT

         The Company's willingness to enter into this Agreement and to withdraw from certain civil actions against the Commission is based upon the Commission's irrevocable promise herein to permit recovery of the Company's regulatory assets and stranded costs as provided herein. Such promise by the Commission shall survive the expiration of the Agreement and shall be specifically enforceable against this and any future Commission.

MISCELLANEOUS PROVISIONS

1.       ADMISSIONS.

         This Agreement represents an attempt to compromise and settle disputed claims arising out of APS' Applications in a manner consistent with the public interest. Nothing contained in this Agreement is an admission by any of the parties that any of the positions taken, or that might be taken by each in formal proceedings, is unreasonable. In addition, acceptance of this Agreement by the parties is without prejudice to any position taken by any party in these proceedings.

2.       COMMISSION ACTION.

         Each provision of this Agreement is in consideration and support of all the other provisions, and expressly conditioned upon acceptance by the Commission without change. In the event that the Commission fails to adopt this Agreement according to its terms by November 25, 1998, this Agreement shall be deemed withdrawn and the parties shall be free to pursue their respective positions in these proceedings without prejudice.

3.       LIMITATIONS.

         The terms and provisions of this Agreement apply solely to and are binding only in the context of the provisions and results of this Agreement and none of the positions taken herein by the parties may be referred to, cited or relied upon by any other party in any fashion as precedent or otherwise in any other proceeding before this Commission or any other regulatory agency or before any court of law for any purpose except in furtherance of the purposes and results of this Agreement.

4. To the extent that any provisions of this Agreement are inconsistent with the Commission's Electric Competition Rules, the provisions of this Settlement Agreement are intended to apply. However, no waivers of any Commission rules are granted to APS except as provided herein.

5.       LOW INCOME CUSTOMER PROGRAMS.

         Prior to Commission consideration of this Settlement Agreement, the parties acknowledge that APS may enter into discussions with others regarding low income customer programs and, as a result, may request Commission recognition of the results of such discussions.

6.       PROPOSED ORDER.

         The proposed form of order acceptable to the parties is contained in Exhibit E, attached hereto.

         Dated this November 4, 1998



Arizona Public Service Company          Arizona Corporation Commission



By: William J. Post                     By: Jack Rose
   ---------------------------             ---------------------------
Title: CEO                              Title:  Executive Secretary
      ------------------------                ------------------------

                   CALCULATION OF THE MARKET GENERATION CREDIT


         The Market Generation Credit ("MGC") will be stated as an Off-Peak and an On-Peak value for each calendar month. For all customers less than 1 MW in size, the total monthly dollar credit will be calculated by customer class and will use the same energy consumption profile for each customer within a particular class. The total monthly dollar credit for customers 1 MW or greater will be calculated individually for each customer. All MGC values will be determined in the month of November for the succeeding calendar year. The calculations will be based on the NYMEX forward price curve for the succeeding calendar year and the historical California PX Prices for the preceding year. The MGC values will be grossed up by the distribution Loss Factor as well as the Adder, as such terms are defined below.

               ON-PEAK MGC = [(NYMEX) * (1 + LOSS FACTOR)] + ADDER

          OFF-PEAK MGC = [(NYMEX) * (1 + LOSS FACTOR) * (LLR)] + ADDER

Where:

     ADDER: An addendum to the calculated prices designed to promote competition and credit customers for ancillary services. This adder will be set at 0.300(cent) kWh for conforming loads (those with coincident peak load factors equivalent to the aggregate system load factor). This adder will be adjusted by the ratio of system load factor to customer load factor and stated in increments of 5 between 35 percent and 95 percent load factors.

     LOSS FACTOR:    A  multiplier  designed  to reflect  the  appropriate
                     distribution losses by voltage level.

     LLR: A light load ratio calculated by dividing the average California Off-Peak price by the average California On-Peak prices for the same month of the preceding year. The California Off-Peak and On-Peak prices will be the hourly day-ahead unconstrained California PX prices.

     OFF-PEAK:       All  holidays  and hours  recognized  by the  Western
                     Systems Coordinating Council as off-peak periods.

     ON-PEAK:        All non-Off-Peak hours.

     NYMEX: The Palo Verde electricity futures contract traded on the New York Mercantile Exchange for each month of the following calendar year as determined in November of the preceding year.

                 MONTHLY CUSTOMER TRANSITION CHARGE CALCULATION

         The monthly Customer Transition Charge (CTC) will be calculated using the following formula:

                                    EXHIBIT A

 CTCS = [(TARIFF GENERATION CHARGES) * (BILLING DETERMINANTS)] - [(MGC +ADDER)
                           * (BILLING DETERMINANTS)]

         The monthly CTC cannot be less than zero.

TRUE-UP OF THE MONTHLY CUSTOMER TRANSITION CHARGE CALCULATION:

         The difference between the projected monthly NYMEX price as described above and the actual NYMEX price as determined by the average of the last three trading days for that month will be multiplied by that month's competitive direct access sales. This monthly amount will be considered an over- or under-recovery of stranded costs. These differences will then be accumulated (including a return component), and at the end of each calendar year will be divided by the next calendar year's projected competitive direct access sales. The resultant factor (in (cent)/kWh) will be applied to any competitive direct access sales during the following calendar year in order to adjust the CTC for the calculated true-up.

                                   Exhibit A

                           MEMORANDUM OF UNDERSTANDING
                                     BETWEEN
               ARIZONA PUBLIC SERVICE COMPANY AND TUCSON ELECTRIC
                                 POWER COMPANY

         The purpose of this memorandum of understanding ("MOU") is to confirm the understanding between ARIZONA PUBLIC SERVICE COMPANY ("APS"), and TUCSON ELECTRIC POWER COMPANY ("TEP") regarding the transaction set forth below.

1.       RECITALS:

         1.1. In connection with its Application for approval of its Plan for Stranded Cost Recovery filed with the Arizona Corporation Commission ("ACC") pursuant to A.A.C. R-14-2-1607, et. seq., TEP has proposed to divest all of its generation assets, including, without limitation, TEP's interest in the Navajo Generating Station located in Page, Arizona ("Navajo") and the Four Corners Generating Units 4 and 5 located near Farmington, New Mexico ("Four Corners"), all of which are more particularly described on Attachment A ("Generating Assets");

         1.2. APS is willing to divest its 345kV and 500kV transmission system facilities and associated rights of way, which are more particularly described on Attachment B (the "Transmission Assets") only as part of, and conditioned upon, a comprehensive settlement ("APS Settlement Agreement") with the ACC Staff that requires such divestment to a third party, and that satisfactorily resolves a number of competition-related issues, and that is approved by an ACC order in form and substance satisfactory to APS as more fully described below; and

         1.3. The Parties desire to outline in this MOU the principles that will form the basis for negotiation of definitive terms and conditions pursuant to which the Parties will exchange TEP's Generation Assets for APS's Transmission Assets (the "Transaction").

2.       EXCHANGE OF ASSETS BETWEEN APS AND TEP:

                  At the Closing, as defined below, APS will transfer to TEP the Transmission Assets and TEP will transfer to APS the Generation Assets. In addition, subject to any consent requirements, APS shall transfer and assign to TEP and TEP shall assume the obligations associated with all existing agreements for transmission service over the Transmission Assets. To the extent there is a difference between the agreed upon fair market values of the Transmission Aassets and Generation Assets, such difference will be paid in the form of cash at Closing, as defined below, by the Party transferring the assets with the lower value. The Transaction shall also include a power purchase agreement providing for unit
                                  Page 1 of 6

                                   EXHIBIT B
         contingent  power  sales from APS to TEP,  as more fully  described  in
         Section 6 below ("Power Purchase Agreement").

3.       CLOSING:

         Subject to the terms and conditions set forth in the Definitive Agreement, the closing of the Transaction (the "Closing") is estimated to be on or before January 2, 2001. To the extent any condition precedent set forth in the Definitive Agreement, including those enumerated in Section 7 of this MOU, has not been satisfied by January 2, 2001, the Closing will be extended by mutual consent of the Parties to a date by which the Parties reasonably believe that such condition precedent will be satisfied. In the event all conditions have not been satisfied or waived by the applicable Party or Parties by December 31, 2002, the Definitive Agreement between the Parties shall terminate.

4.       DEFINITIVE AGREEMENT:

         The completion of the Transaction is subject to the execution by the Parties of an agreement, which will be based on the principles set forth herein and which will include mutually agreeable and comprehensive terms, conditions, representations, warranties, indemnities, and covenants with respect to the Transaction and structure (the "Definitive Agreement") on or before 60 days from the date that the ACC enters both the APS Order and TEP Order, as described herein. The obligation of APS to enter into the Definitive Agreement is subject to the receipt by APS of a final Order, not subject to appeal, which adopts the APS Settlement Agreement , which in form and substance is satisfactory to APS ("APS Order"). The obligation of TEP to enter into the Definitive Agreement is subject to the receipt by TEP of a final Order, not subject to appeal, which adopts a settlement with the ACC regarding TEP's Plan for Stranded Cost Recovery pursuant to A.A.C. R-14-2-1607 et. seq ("TEP Order"). The Parties agree to negotiate in good faith to reach a Definitive Agreement within the 60 day period described above, provided, however, such time may be extended by mutual agreement of the Parties. In the event APS and TEP do not obtain the aforementioned Orders by December 15, 1998, or any mutually agreeable extension thereof, either Party may terminate this MOU by providing written notice to the other Party and neither Party shall have any obligation or liability hereunder.

5. ASSET VALUATION

         For purposes of the Transaction the value of the Transmission Assets will be the book value at the date of Closing, which is estimated to be approximately $162 million as of July, 1998; and the value of the Generation Assets is $165 million as of January 1, 2001. The fair market values are based on the Transaction being subject to the terms and conditions outlined in this MOU; the asset descriptions contained in Attachments A and B; and assumptions that the physical condition of the Assets will not materially impair their operation or efficiency as of the Closing date. Fair market values will be subject to adjustments based on the final schedule of assets to be transferred; inventories of equipment; and due diligence inspection of the physical condition of the Assets and those rights and obligations to be transferred as part of the Transaction. In the event that any of the Assets cannot be transferred because of the exercise by any third party of a right of first refusal to purchase a portion of such Assets, the fair market value of such Assets shall be adjusted in proportion to the amount of assets being transferred. The above values with respect to the Generation Assets do not include any reserves for reclamation claims through the date of Closing. Such reserves will be funded by a cash payment to APS at Closing, if the amount of such reserves have been definitively determined, or by establishment of an escrow reserve fund to be agreed upon by the parties and to be funded in cash by TEP at Closing. Fuel, material and supplies will be transferred at book value at the time of Closing.

6. POWER PURCHASE AGREEMENT AND TRANSMISSION O&M

         6.1. At Closing the parties will enter into a Power Purchase Agreement which will provide for unit contingent power sales from APS to TEP from the Generation Assets. The Power Purchase Agreement will be based on the terms and conditions set forth in Attachment C.

         6.2. In negotiating the Definitive Agreement the Parties will discuss the desirability of, and terms and conditions under, which APS would continue to provide certain O&M support functions for the Transmission Assets for a period subsequent to Closing.

7. CONDITIONS PRECEDENT TO CLOSING:

         7.1. The Definitive Agreement shall provide that Closing of the Transaction shall be subject to certain conditions, which must be satisfied prior to Closing. Each Party agrees to use its best efforts to satisfy the conditions precedent applicable to it prior to the Closing. In addition to any other conditions the Parties may agree upon, conditions to Closing will include the following:

         7.2.     MUTUAL CONDITIONS PRECEDENT:

                  7.2.1.   Receipt  of  any  necessary   FERC  approval  of  the
                           Transaction,   including   transfer  of  transmission
                           assets pursuant to ss. 203 of the Federal Power Act.

                  7.2.2. Receipt of FERC approval of a transmission pricing structure as described in Section 8 of this MOU.

                  7.2.3.   Receipt  of  any   necessary   ACC  approval  of  the
                           Transaction.

                  7.2.4.   Any  consents  or   approvals  of  other   regulatory
                           agencies and third Parties necessary to consummate the Transaction as contemplated in the Definitive Agreement.

                  7.2.5. Absence of any pending or threatened litigation or adverse regulatory proceeding with respect to the APS Order, the TEP Order or the Transaction.

                  7.2.6. Absence of any material adverse change in the physical condition or value of the Transmission Assets and Generation Assets between the date of the Definitive Agreement and the Closing.

         7.3.     APS CONDITIONS PRECEDENT

                  7.3.1. Receipt of such consents or approvals as may be required to effect the transfer of the Transmission Assets, including satisfaction of any rights-of-first-refusal held by the other participants in the Transmission Assets.

                  7.3.2. Replacement of APS as Operating Agent for the Navajo Project Southern Transmission System, the Four Corners 500kV and 345kV Switchyards, and the Palo Verde/North Gila 500kV line.

                  7.3.3. Execution of the Power Purchase Agreement by both Parties.

                  7.3.4. Receipt of satisfactory fairness opinions and/or independent appraisals and approval of its Board of Directors.

         7.4.     TEP CONDITIONS PRECEDENT

                  7.4.1. Receipt of such consents or approvals as may be required to effect the transfer of TEP's ownership interest in Four Corners and Navajo, including satisfaction of any rights-of-first-refusal held by the other participants in the Navajo Project and the Four Corners Project.

                  7.4.2.   An order by the ACC which  will  allow TEP to recover
                           in  rates   its  costs   under  the  Power   Purchase
                           Agreement.

                  7.4.3. Appointment of TEP as Operating Agent for the Navajo Project Southern Transmission System, the Four Corners 500kV and 345kV Switchyards, and the Palo Verde/North Gila 500kV line.

                  7.4.4. Receipt of satisfactory fairness opinions and/or independent appraisals and approval of its Board of Directors.

         7.5. All regulatory and third party consents and approvals shall be satisfactory to each Party in form and substance.

8. TRANSMISSION PRICING:

         In their applications to FERC for approval of the sale of the Transmission Assets and the Open Access Transmission Tariff by which APS will receive service over the Transmission Assets, the Parties will develop and present to FERC a transmission pricing structure for the use of such assets that will not increase rates to customers in the Parties' current service territories. APS will enter into a Service Agreement with TEP relating to APS' use of the Transmission Assets under an Open Access Transmission Tariff accepted by FERC. This Open Access Transmission Tariff shall contain zonal rates developed for the use of EHV transmission facilities pursuant to which the transmission rates for any transmission user in either Party's current service territory, including APS' merchant group, shall not be adversely affected by the transfer of the Transmission Assets. The Tariff will also preserve and recognize the rights of transmission users under their existing transmission agreements with the Parties. Where APS transmission users are receiving service under a single agreement for both the Transmission Assets and the lower voltage transmission assets to be retained by APS, the Parties will agree to bifurcate those obligations in a manner that will not result in any cost shifting or increase in transmission costs to such users or APS.

9. EXCLUSIVITY:

         unless and until this MOU is terminated pursuant to its terms, and subject to the requirements associated with rights-of-first refusal held by other participants in jointly owned projects in which the Parties are also participants, the Parties shall not, directly or indirectly, solicit or entertain offers from, negotiate with, or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the acquisition of the Assets, in whole or in part. Notwithstanding the foregoing, the Parties understand and agree that if all or any portion of the Transmission Assets are not transferred to TEP due to a failure to satisfy any of the conditions set forth in Section 7 above or in the Definitive Agreement, APS will, in accordance with the terms of the APS Settlement Agreement, divest those Transmission Assets to a third party upon such terms and conditions as APS, in its sole and absolute discretion, determines to be appropriate and TEP shall not take any action to prevent such divestiture. The Parties further understand and agree that if all or any portion of the Generation Assets are not transferred to APS due to a failure to satisfy any of the conditions set forth in Section 7 above or in the Definitive Agreement, TEP will, in accordance with the terms of the TEP Order, divest those Generation Assets to a third party upon such terms and conditions as TEP, in its sole and absolute discretion, determines to be appropriate and APS shall not take any action to prevent such divestiture

10. CONFIDENTIALITY:

         The   Parties   agree  to  continue  to  abide  by  the  terms  of  the
         Confidentiality Agreement between the Parties dated September 23, 1998.

11. COSTS:

         Each Party shall be responsible for and bear all of its own costs and expenses (including any broker's or finder's fees and the expenses of its Representatives) incurred at any time in connection with the negotiation of the Definitive Agreement and the pursuit or consummation of the Transaction.

12. ENTIRE AGREEMENT:

         This MOU constitutes the entire agreement between the Parties, and supersedes all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the Parties on the subject matter hereof. Except as otherwise provided herein, this MOU may be amended or modified only by a writing executed by both Parties.

13. SIGNATURE CLAUSE:

         The signatories hereto represent that they have been appropriately authorized to enter into this Agreement in Principle on behalf of the Party for whom they sign. This MOU is hereby executed as of this 4th day of November, 1998.

                                        ARIZONA PUBLIC SERVICE COMPANY

                                        By  Jack Davis
                                            ------------------------------------
                                        Its President
                                            ------------------------------------

                                        TUCSON ELECTRIC POWER COMPANY

                                        By  Vincent Nitido
                                            ------------------------------------
                                        Its Vice President
                                            ------------------------------------

                                  ATTACHMENT A

                            Generation Assets of TEP

NAVAJO GENERATING STATION

All of Tucson Electric Power Company's right, title, interest, and assets in the Navajo Project and the Navajo Project Agreements including, but not limited to, those specific interests as set forth in Sections 5.19, 6 and 7 of the Navajo Project Co-Tenancy Agreement, as amended; excluding therefrom, however, any right, title, and interest in facilities or agreements relating to the transmission of electricity in excess of 230kV from the Navajo Generating Station.

1. Adequate SO2 allowances to operate the generation facilities for their remaining life.

2. Three steam electric generating units (Unit 1, Unit 2 and Unit 3), each of which shall have a nameplate rating of 750,000 kw and shall be a tandem-compound, four flow, single reheat, turbine-generator unit with initial steam conditions of 3500 psig and 1000(degree) F, including three pulverized coal-fired, super-critical steam generator units.

3.       All auxiliary equipment associated with said units.

4. An administration building, machine shop and warehouse to be located adjacent to the power plant.

5. A pumping station and all associated equipment to be located on the Colorado River.

6. 500 kv step-up transformers and all equipment associated therewith up to the point where the leads from the said transformers terminate at the generator isolating 500 kv disconnect switch structures in the Navajo 500 kv Switchyard.

7.       Standby   auxiliary   power   transformation   equipment   and  related
         facilities.

8. Plant control and communication facilities and associated buildings or equipment.

9. Railroad approximately 80 miles in length extending from within the Rail Loading Site into the Navajo Plant Site, rolling stock, related facilities and equipment.

10. All improvements owned by the Co-Tenants within the Ash Disposal Area, Pumping Plant Site and Rail Loading Site.

11. All land and land rights acquired under the Indenture of Lease, the ss.323 Grants and the Contract and Grant of Easement from the United States for Water Intake and Discharge Facilities.

FOUR CORNERS GENERATING STATION

All of Tucson Electric Power Company's right, title, interest, and assets in the Enlarged Four Corners Generating Station and the Four Corners Project Agreements including, but not limited to, those specific interests as set forth in Sections 6, 7, and 8 of the Four Corners Project Co-Tenancy Agreement, as amended; excluding therefrom, however, any right, title, and interest in facilities or agreements relating to the transmission of electricity in excess of 230kV from the Enlarged Four Corners Generating Station.

         All SO2 allowances allotted to TEP's interest in the Four Corners Project.

         Steam Electric Generating Units 4 and 5 and their associated switchyard facilities shall consist principally of two 755 mw class 3500 psig, 1000 F with reheat to 1000 F, cross-compound, 3600/1800 rpm, double flow, outdoor turbine-generator units, complete with accessories; two pressurized type, super-critical-pressure steam generating units, designed for burning pulverized coal as primary fuel with natural gas available for ignition fuel, complete with accessories; 345-500 kV tie transformers; reserve auxiliary power source; and other items required for the complete generating installation, excluding the Common Facilities and Related Facilities allocated thereto.

COMMON FACILITIES FOR ENLARGED FOUR CORNERS GENERATING STATION:

1. Land Rights, including Lease Payments during Construction, Right-of-Way Expense and Surveys.

2.       Clearing Site of Brush and Rough Grading.

3.       Landscaping and Planting Adjacent to Service Building.

4.       Yard  Finish  Grading  of Plant  Areas not  Requiring  Paving or Gravel
         Surfacing.

5. Plant Access Road, including Subbase, Surfacing, Auxiliary Dike, Culverts and Asphalt Coat from San Juan Bridge to BIA Canal.

6. River Access Road, including Subbase, Gravel Surfacing, Pipeline Bridge Crossing, Culverts and Riprap.

7. Plant Area Roads, including Asphaltic Surfaced, Gravel Based and Other Gravel Surfaced Roads.

8.       Cement and Asphaltic  Paving in Operating and Parking Areas,  including
         Curbing.

9. Concrete Walks at the Service Building, Warehouse and Circulating Water Intake Area.

10. Plant Area Chain Link Fence, Remote Controlled Main Gate, Manual Gates and Barbed Wire Fence.

11.      Yard Lighting Standards, Conduit, Cable, Foundations and Lamps.

12. Fire Protection Pumps, Piping with Excavation and Backfill, Valves, Hydrants and Hose Carts with Hoses and Nozzles.

13. Sanitary Sewer System, including Cast Iron and Clay Sewer Lines, Manholes, Septic Tank and Accessories.

14. Service Water System Chlorinator, Coagulator, Filters, Pumps, Yard Piping, Foundations and Domestic Water Lines.

15. Service and Shop Building Foundation, Walls, Doors, Windows, Heating and Ventilating Equipment, Plumbing, Toilet Facilities and Lighting.

16.      Warehouse Foundation, Floor Slab Superstructure and Lighting.

17. Miscellaneous Buildings, Foundations, Floor Slabs, Superstructures and Lighting.

18.      Coal Mobile Equipment, includes Hough D500 Paydozer.

19. Cooling Pond Dam, Spillway, Blowdown Structure, Intake Canal, Curtain Wall and Temperature Recorders.

20. Concrete Intake Structure Excavation, Backfill, Caissons and Concrete Structure for Service Water Pumps and Fire Pumps.

21.      Hoist Structure and Hoist for Intake Area.

22.      Screens and Stoplogs for Service Water and Fire Pumps.

23.      Miscellaneous Equipment for Service Water and Fire Pumps.

24.      Concrete Cribbing between Intake Structure and Canal Bank.

25.      Circulating Water Discharge Canal to Cooling Pond.

26. River Pumping Plant, includes River Weir, Sluiceway, Pump Chamber, Gates, Stoplogs, Pumps, Motors, Lube Water Cooling System, Freeze Protection, Switchgear, Motor Control Center, Transformers, Lighting, Equipment Building, 69-kv Transmission Line, Power Supply, Fence, Gates, Make-up Water Line, Metering Station and Canal.

27.      Circulating and Service Water Intake Motor Control Center.

28. General Services Transformers for Area Lighting, Service Water Pump No. 2, Freeze Protection, Fire Booster Pump, etc.

29. Intake Area Transformer for Water Treatment Building, Fire Pump No. 1 Service Water Pumps No. 1 and No. 3, Service Building, Area Lighting, Freeze Protection, etc.

30.      Station Lighting Transformers.

31. Station Grounding and Cathodic Protection Systems, including Rectifier, Anode Bed, Ground Rods and Ground Cable.

32.      Freeze Protection Strip and Unit Heaters,  Heating Cables, Controls and
         Panels.

33. Underground Manholes, Handholes and Conduit, including Excavation, Backfill and Concrete Envelope.

34. Miscellaneous Power Plant Equipment, including Portable Cranes and Hoists, Fire Extinguishers, Vacuum Cleaner, Weather Station, Office Equipment, Garage Equipment, Stores Equipment, Shop Equipment, Laboratory Equipment, Small Tools, Kitchen Equipment, Testing Equipment and Forklift.

35. 69-kv and 230-kv Switchyard Common to River Pumping Station, including Portion of Site Improvement, Structures, Bus Conductors, Transformers, Oil Circuit Breakers, Air Switches, Lighting Protection, Panels, Wiring, Conduits, Ducts, Manholes, Grounding and Shielding.

36. ntra-site Communication (Gai-tronic and PAX Telephones Service Common Facilities).

37.      Spare Parts for Above Facilities.

RELATED FACILITIES:

1.       COAL HANDLING SYSTEM

         From the point of the Utah Mining termination at the surge bins down to the gates in the bottom of the bins, including chutes, gates, motor control center enclosure, and surge bins. Includes writing, lighting, foundations, dust control, CO2 blanketing, electrical feed and control, structure, stairs and platforms.

2.       MACHINE SHOP STRUCTURE

         Structure, foundation, lighting, wiring, doors, heating and ventilating equipment, and plumbing, toilet, and shower facilities.

3.       MODIFICATIONS TO SERVICE BUILDING

         Structural changes, walls, doors, windows, heating and ventilating equipment, lighting, and wiring.

4.       VEHICLE BRIDGE OVER INTAKE CANAL

         Structure, guard rail, pipe supports and surfacing.

5.       REROUTE ACCESS ROAD THROUGH UNITS 4 AND 5 AREA

         Subbase, base material, surfacing and culverts.

6.       MODIFICATIONS TO RIVER PUMPING STATION AND MAKE-UP PIPELINE

         Structures, foundations, pumps, motors, electrical supply facilities, valves, piping and control apparatus for pump station and relocated section of 36-inch make-up pipeline, new 2-inch pipeline for river pump packing gland water, paving of roads and parking area and barricades for protection from earth slides.

7.       MOBILE EQUIPMENT MAINTENANCE BUILDING

         Foundation,   floor  slab,   superstructure  and  lighting  and  repair
         equipment.

8.       MISCELLANEOUS POWER PLANT EQUIPMENT

         Small tools, machine shop tools, laboratory equipment, lockers, bins, shelving, portable fire fighting equipment, etc.

9.       ENLARGEMENT OF DISCHARGE CANAL

         Excavation to enlarge channel for discharging circulating water to lake and protection from erosion of channel walls.

10.      COMBUSTIBLES STORAGE BUILDING

         Foundation, floor slab, repairs to superstructure, and lighting.

11.      STATION MOBILE EQUIPMENT

         Hydraulic  crane,   forklift  trucks,  small  electric  vehicles,   and
         bicycles.

12.      PLANT ACCESS ROAD

         Access road, including subbase preparation, base material, asphalt surfacing, culverts and drainage facilities from BIA Canal to the station gate.

13.      COAL SAMPLING BUILDING AND EQUIPMENT

         Sampling building structure from point of connection with the surge bin structure including foundations, stairs, lighting, power facilities, dust control facilities, hearing and ventilating sampling equipment, sample preparation room with furnishings.

14.      WIND VELOCITY AND DIRECTION INSTRUMENTS

         Wind velocity and direction instruments, wiring conduit and recorders.

15.      RIVER WATER SOLIDS MEASURING EQUIPMENT

         Flow recorder, conductivity recorder and cells, conduit, wiring and supports.

16.      WAREHOUSE

         Structure, floor slab, lighting, heating and ventilating equipment, plumbing and office facilities.

17.      NEW ADMINISTRATION BUILDING

         Structure, foundation, lighting, windows, heating and ventilating equipment.

18.      GUARDHOUSE - MAIN AND SATELLITE

         Structure,   foundation,   lighting,  doors,  heating  and  ventilating
         equipment.

19.      SWITCHYARD SHOP

         Structures,   foundation,  lighting,  doors,  heating  and  ventilating
         equipment and office facilities.

20.      SHOP 4 & 5

         Structure, foundation, lighting, wiring, doors, heating and ventilating
         equipment,   plumbing,   toilet  and  shower   facilities   and  office
         facilities.

21.      COMMON BUILDING

         Structure, foundation, lighting, wiring, doors, heating and ventilating equipment, plumbing, toilet and shower facilities, office facilities and lunch room facilities.

22.      OVERHAUL SHOP

         Structure, foundation, lighting, wiring, doors, heating and ventilating equipment, plumbing, toilet facilities and office facilities.

23.      150 GALLON DEMINERALIZER

         Structure, foundation, pumps, motors, electrical supply facilities and water treatment facilities.

24.      NATIONAL POLLUTION DISCHARGE ELIMINATION SYSTEM (NPDES) TRENCH

         Excavated canal and concrete lined trench.

25.      BRINE CONCENTRATOR AND RELATED CAPITAL IMPROVEMENTS

         The brine concentrator and the capital improvements related thereto are part of the SO2 removal project for Units 4 and 5 including the separator blowdown line and the chemical cleaning piping.

                                  ATTACHMENT B

                               TRANSMISSION ASSETS

1.   Cholla/Saguaro 500kV Line and rights-of-way

2.   Cholla 500kV/345kV Switchyard and land rights

3.   Saguaro 500kV Substation and land rights

4.   Two Four Corners/Pinnacle Peak 345kV Lines and rights-of-way

5.   Undivided interest in Four Corners345kV Switchyard and Project Agreements

6.   Undivided interest in Pinnacle Peak 345kV Substation and land rights

7.   Undivided interest in Four Corners 500kV Switchyard and Project Agreements

8.   Preacher Canyon 345kV Substation and land rights

9. Undivided interest in Two Navajo/Westwing 500kV Lines, Project Agreements and land rights

10. Undivided interest in Navajo 500kV Switchyard, Project Agreements, and land rights

11. Undivided interest in Westwing 500kV Switchyard, Project Agreements, and land rights

12. Undivided interest in Yavapai 500kV Substation, Project Agreements, and land rights

13.  Navajo Project breakers in Moenkopi 500kV Switchyard and Project Agreements

14. Navajo Project breakers, series capacitors, and a line reactor in the Moenkopi Switchyard

15. Undivided interest in Two Palo Verde/Westwing 500kV Lines, agreements, and rights-of-way

16. Undivided interest in Palo Verde 500kV Switchyard, agreements, and land rights

17.  Undivided  interest  in  Interconnection   Agreement  with  Westwing  500kV
     Switchyard Participants

18. Undivided interest in Palo Verde/Kyrene 500kV Line, agreements, and rights-of-way

19. Undivided interest in Palo Verde/North Gila 500kV Line, agreements, and rights-of-way

20. Undivided interest in Interconnection Agreement with Palo Verde 500kV Switchyard Participants

21. Undivided interest in North Gila 500kV Substation, agreements, and land rights

22. Undivided interest in Mead/Phoenix 500kV Line, Project Agreements, and rights-of-way

23. Undivided interest in Perkins 500kV Substation, Phase Shifter, agreements, and land rights

24.  Undivided interest in Mead 500kV Substation, agreements and land rights

25. Undivided interest in Marketplace 500kV Switchyard, agreements and land rights

26. Undivided interest in Market Place-Mead/Market Place - McCullough 500kV Line, agreements, and rights-of-way

27. Undivided interest in McCullough 500kV Switchyard, agreements, and land rights

28.  Four  Corners/El  Dorado  500kV  Line,  Moenkopi  Switchyard,  Transmission
     Service   Agreement   with  Southern   California   Edison   Company,   and
     rights-of-way

29. At substations, the ownership transition is at the high side of the transformer, except Pinnacle Peak and Four Corners.

                                  ATTACHMENT C

                            POWER PURCHASE AGREEMENT

                                   TERMS SHEET

PURCHASER:          Tucson Electric Power Company

SELLER:             Arizona Public Service Company

AMOUNT:             200MW

TERM:               4 years, beginning January 1, 2001

AVERAGE PRICE:
                                            $/MWh
                                            -----

                    2001                     $31
                    2002                     $32
                    2003                     $33
                    2004                     $35

                    Price to be shaped on an on-peak/off-peak basis, based on a minimum load factor of 80% on-peak and 80% off-peak and a maximum load factor which will be determined by mutual agreement of the parties in the Power Purchase Agreement. The Seller may also offer pricing for the purchase of power in excess of the agreed maximums. The Power Purchase Agreement will also allow the minimum obligations, or capacity scheduled absent energy, to be satisfied through the payment of dollars. The minimum annual load factor shall be 80%.

CONTINGENCY:        The 200MW will be pro-rated over the three Navajo Generating
                    Station Units and the two Four Corners Project Units, and the availability of power and energy to Purchaser under the Power Purchase Agreement will be contingent on the operation of each of the five units at a level sufficient to provide its allocated share of the 200MW ("Unit Availability").


SCHEDULING:         The Power Purchase  Agreement will include  monthly  minimum and maximum  capacity factors for scheduling  purposes.  The
                    Purhcaser will have the right to schedule capacity and/or energy on an hourly basis pursuant to the pricing concepts described above.

BALANCING ACCOUNT:  A year-to-year  balancing account will be maintained through which any short falls in energy taken by Purchaser during a calendar year will roll over into the following calendar year at the previous year's price.

                    CHANGES TO 1996 RATE REDUCTION AGREEMENT


MOOT SECTIONS (Not Extended by Instant Agreement):1

Sections 1, 5, 7, 8, 10, 11, 14


MODIFIED SECTIONS (Extended by Instant Agreement with Modifications):

Sections 2, 4, 6, 9, 12, 13


NON-MODIFIED SECTIONS (Extended by Instant Agreement without Modification):2

Sections 3, 15-17


---------------------------
     1 This includes Sections referring to specific one-time obligations that have either been fulfilled or which will be fulfilled under terms of the 1996 Agreement without extension. It also includes sections that have already been superseded by a subsequent Commission order or orders.

     2      Or,  alternatively,  sections of the 1996 Rate  Reduction  Agreement that would have extended beyond the end of the rate mechanism/rate moratorium provisions in 1999 irrespective of this Agreement.

                                    EXHIBIT C

R14-2-1616

B. Beginning January 1, 1999, an Affected Utility or Utility Distribution Company shall not provide competitive services as defined herein, except as otherwise authorized by these rules or by the Commission. However, this rule does not preclude an Affected Utility's or Utility Distribution Company's affiliate from providing competitive services. Nor does this rule preclude an Affected Utility or Utility Distribution Company from billing its own customers for distribution service, or from providing billing services to Electric Service Providers in conjunction with its own billing or from providing meters for Load Profiled residential customers. Nor does this rule require an Affected Utility or Utility Distribution Company to separate such assets or services utilized in these circumstances. Affected Utilities and Utility Distribution Companies shall provide, if requested by an ESP or customer, metering, meter reading, billing, and collection services within their service territories at tariffed rates to customers that do not have access to these services, during the years 1999 and 2000, subject to the following limitations. The Affected Utilities and Utility Distribution Companies shall be allowed to continue to provide metering and meter reading services within their service territories at tariffed rates until such time as two competitive ESPs are offering such services to a particular customer class. When two competitive ESPs are providing such services to a particular customer class, the Affected Utilities and Utility Distribution Companies will no longer be allowed to offer the services(s) to new competitive customers in that customer class, but may continue to offer the services(s) through December 31, 2000, to the existing competitive customers signed up prior to the commencement of service by the two competitive ESPs.

                                    Exhibit D

                    BEFORE THE ARIZONA CORPORATION COMMISSION


JIM IRVIN
      Commissioner-Chairman
RENZ D. JENNINGS
      Commissioner
CARL J. KUNASEK
      Commissioner

IN THE MATTER OF THE APPLICATION     )       DOCKET NO. E-01345A-98-0473
OF ARIZONA PUBLIC SERVICE            )
COMPANY FOR APPROVAL OF ITS          )
RECOVERY                             )
                                     )
-------------------------------------)
                                     )
IN THE MATTER OF THE FILING OF       )       DOCKET NO. E-01345A-97-0773
ARIZONA PUBLIC SERVICE COMPANY       )
PURSUANT TO A.A.C. R14-2-1601 ET SEQ.)
                                     )
-------------------------------------)
                                     )
IN THE MATTER OF COMPETITION IN      )       DOCKET NO. RE-00000C-94-0165
THE PROVISION OF ELECTRIC            )
SERVICES THROUGHOUT THE STATE        )       Decision No. _____________
OF ARIZONA.                          )
                                     )       ORDER
-------------------------------------)

Open Meeting

----------------
Phoenix, Arizona

                                FINDINGS OF FACT
                                ----------------

                  1. Arizona Public Service Company ("APS") is an Arizona corporation providing electric utility service within the State of Arizona.

                  2. The rates and charges currently in effect for APS were determined to be just and reasonable in Decision No. 59601, as modified by Decision Nos. 60216, 60225 and 61103. Decision No. 59601 approved a Settlement Agreement between Staff and APS which reduced rates.

                  3. On February 15, 1998, APS filed its proposal for unbundled tariffs.

                  4. On August 21, 1998, APS filed its proposal for stranded cost recovery.

                  5. Staff and APS have reached agreement on a number of interrelated issues in the above dockets.

                  6. The particulars of the agreement are memorialized in a written Settlement Agreement ("Agreement") dated ____________. Staff and APS filed the Agreement with the

                                   Exhibit E

                                                   DOCKET NO.  E-01345A-98-0473
                                                               E-01345A-97-0773
                                                               RE-00000C-94-0165

Commission and provided all parties in the above dockets with copies of the Agreement and proposed Order at the time of filing.

                  7. A procedural order governing the conduct of this proceeding was issued. The procedural order did the following: required that APS provide notice by publication (or other media) of the hearings in these matters, and established procedures for intervention; established procedures for discovery; established dates for Staff, APS and intervenors to file testimony or comments; and set a hearing date at which all parties would be able to present witnesses and evidence and cross-examine the witnesses of other parties.

                  8. All intervenors had the opportunity to file testimony or comments regarding the Agreement, and to present witnesses and exhibits and to cross-examine witnesses presented by other parties.

                  9. Commencing on _________, a hearing was held on these matters at the Commission's offices in Phoenix, Arizona.

                  10. Staff and APS believe that the Agreement they have reached is consistent with the best interests of the parties and the public interest generally. A copy of the Agreement is attached hereto as Exhibit "A".

                               CONCLUSIONS OF LAW
                               ------------------

                  1. APS is a public service  corporation  within the meaning of
Article 15 of the Arizona Constitution and Title 40 of the Arizona Revised Statutes.

                  2. The Commission has jurisdiction over APS, over the subject matter of these proceedings, and over the Agreement submitted by the Staff and APS.

                  3. APS provided notice of this matter in accordance with law.

                  4. The Agreement resolves all matters contained therein in a manner which is just and reasonable, and which promotes the public interest.

                  5. The Commission's acceptance and approval of the terms of the Agreement between Staff and APS are in the public interest.

                  6. The rates and charges contained in the Agreement are just and reasonable.

                                                     DECISION NO._______________

                                       2
                                   Exhibit E

                                                   DOCKET NO.  E-01345A-98-0473
                                                               E-01345A-97-0773
                                                               RE-00000C-94-0165

                  7. APS should be directed to file tariffs consistent with the Agreement and the findings contained herein.

                  8. The waivers and approvals agreed to in the Agreement should be approved.

                                      ORDER
                                      -----

                  IT IS  THEREFORE  ORDERED  that this  Order  incorporates  the
Agreement   executed  between  APS  and  Staff,  and  such  Order  is  expressly conditioned thereon.

                  IT IS FURTHER ORDERED that the terms and conditions of the Agreement be and the same are hereby adopted and approved.

                  IT IS FURTHER ORDERED that the waivers and approvals agreed to in the Agreement are hereby approved.

                  IT IS FURTHER ORDERED that APS is authorized and directed to file schedules of rates and charges consistent with the Findings and Conclusions of this Order.

                  IT IS FURTHER ORDERED that this Order shall become effective immediately.

                 BY ORDER OF THE ARIZONA CORPORATION COMMISSION

________________________________________________________________________________
Commissioner-Chairman               Commissioner                    Commissioner


                                    IN WITNESS WHEREOF, I, JACK ROSE,  Executive
                                    Secretary   of   the   Arizona   Corporation
                                    Commission, have hereunto, set my hand and caused the official seal of this Commission to be affixed at the Capitol, in the City of Phoenix, this ___ day of _____________ 1998.


                                    _______________________________________
                                    JACK ROSE
                                    Executive Secretary


DISSENT__________________

                                                     DECISION NO._______________

                                       3
                                   Exhibit E